CONTACT:     ROBERT H. BECKER
                                      PRESIDENT & CEO
                                      517-374-3588
                              OR:     JOHN W. ABBOTT
                                      EXECUTIVE VICE
                                      PRESIDENT & COO
                                      517-483-4871

FOR IMMEDIATE RELEASE -- MAY 19, 1998
-------------------------------------

            CFSB BANCORP, INC. DECLARES
                 10% STOCK DIVIDEND

Lansing, Michigan -- CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB) holding company for Community First Bank, announced today the Corporation's Board of Directors declared a 10 percent stock dividend payable June 12, 1998 to stockholders of record on May 29, 1998. Stockholders will receive one share of common stock for each 10 shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's market price on May 29, 1998. Management anticipates the Corporation's next regular quarterly cash dividend will be paid on July 13, 1998 and expects the current dividend rate of $0.13 per share will remain in effect for both the current and new shares.

As previously announced, the Corporation's Board of Directors, at its April 21, 1998 meeting, approved an extension of the April 1997 stock repurchase program whereby the Corporation may acquire up to 387,750 shares of the Corporation's common stock, which represents approximately 5 percent of the outstanding common shares. The repurchase program was designed to offset the future dilution incurred in connection with the administration of the Corporation's stock option plans and the issuance of stock dividends. To date, 327,188 shares have been repurchased in open market transactions and the Corporation intends to reissue these shares in conjunction with the 10 percent stock dividend.

CFSB Bancorp, Inc. is the holding company for Community First Bank, which specializes in residential mortgage lending and retail banking services. With headquarters in Lansing, Michigan, the Bank serves mid-Michigan from 17 Banking Centers. Total assets of CFSB Bancorp at March 31, 1998 were $846 million and stockholders' equity, all tangible, was $65 million.

                         ###